As filed with the Securities and Exchange Commission on June 8, 2007
Registration No. 333-72458

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO REGISTRATION STATEMENT ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

OMI CORPORATION
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands	52-2098714
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification Number)
or organization)
One Station Place
Stamford, Connecticut 06902-6800
(Address of principal executive offices, including zip code)

OMI Corporation
401(k) Retirement Savings Plan
(Full Title of Plan)

Frederic S. London
OMI Corporation
One Station Place
Stamford, Connecticut 06902-6800
(203) 602-6700
(Name, address and telephone number, including area code, of agent for service)

EXPLANATORY STATEMENT
     On October 30, 2001, OMI Corporation (“OMI”) filed with the United States Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-72458) (as previously amended, the “Registration Statement”), which registered 250,000 shares of OMI’s common stock, par value $0.50 (the “OMI Common Stock”) issuable under the terms of the 401(k) Retirement Savings Plan (the “Plan”).
     On April 17, 2007, OMI entered into a Transaction Agreement (the “Transaction Agreement”) with Teekay Shipping Corporation (“Teekay”), A/S Dampskibbsselskabet Torm (“TORM”) and Omaha, Inc. (“Omaha”). Pursuant to the terms of the Transaction Agreement, OMI would merge with and into Omaha (the “Merger”), with Omaha being the surviving corporation, and all shares of OMI Common Stock outstanding at the effective time of the Merger (other than shares held by Omaha, Teekay, TORM or their respective subsidiaries) would be converted into the right to receive $29.25 per share, without interest. On June 7, 2007, Omaha acquired over 90% of the outstanding OMI Common Stock, and, subsequently, effected the Merger pursuant to Section 96 of the Marshall Islands Business Corporation Act. The Merger became effective on June 8, 2007 (the “Effective Date”), upon the filing of the Articles of Merger with the Registrar of Corporations of the Republic of the Marshall Islands.
     As a result of the Merger, OMI has terminated all offerings of OMI Common Stock pursuant to its existing registration statements, including the Registration Statement. This Post-Effective Amendment No. 2 to the Registration Statement is being filed to remove from registration all shares of OMI Common Stock and interests in the Plan registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of June, 2007.

OMI CORPORATION
By:	/s/ Craig H. Stevenson, Jr.
	Name:	Craig H. Stevenson, Jr.
	Title:	Chief Executive Officer

By:	/s/ Kathleen C. Haines
	Name:	Kathleen C. Haines
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on this 8th day of June, 2007.

Signature	Title

/s/ Craig H. Stevenson, Jr.	Principal Executive Officer

/s/ Kathleen C. Haines	Principal Financial and Accounting Officer

/s/ Arthur Bensler	Director

/s/ Klaus Kjaerulff	Director

/s/ Peter Evensen	Director

/s/ Mikael Skov	Director